EXHIBIT 10.39

EMPLOYMENT AGREEMENT
This AGREEMENT, dated as of April 16, 2014 (the “Agreement”), by and among Higher One Holdings, Inc. (the “Company”) and Marc Sheinbaum (the “Executive”).
WHEREAS, the Company desires that the Executive serve the Company as its Chief Executive Officer, on the terms and conditions set forth herein; and
WHEREAS, the Company desires that any existing agreements related to the Executive’s employment with the Company or any of its affiliates be superseded by this Agreement and be of no further force or effect.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.	Employment, Duties and Agreements.
(a)            The Company hereby agrees to employ the Executive as its Chief Executive Officer, and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the employment period set forth in Section 3 hereof (the “Employment Period”). The Executive shall also serve as a member of the Board of Directors of the Company (the “Board”), subject to shareholders’ vote. During the Employment Period, the Executive shall report to the Board and shall have such duties and responsibilities as are consistent with the Executive’s position. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Board, and all applicable policies and rules of the Company as may be in effect from time to time. The Executive’s principal work location shall be at the Company’s offices in New Haven, Connecticut or such other location as the Executive and the Company shall mutually agree, (hereinafter the “Principal Place of Business”); provided that the Executive may be required to travel as necessary in order to perform his duties and responsibilities hereunder.
(b)            During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.
(c)            During the Employment Period, the Executive may not, without the prior written consent of the Board, which consent shall not be unreasonably withheld, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company); provided that the Executive may serve as a director of another entity in accordance with the policies of the Company as may be in effect from time to time.

2.	Compensation.
(a)            As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $550,000 per annum (the “Base Salary”), subject to annual review and potential increase as determined by the Compensation Committee of Board (the “Committee”). Notwithstanding the foregoing, the Executive’s Base Salary for fiscal year 2014 will be prorated based on the number of days the Executive is employed during such year.
(b)            In addition to the Base Salary, with respect to each fiscal year during the Employment Period, the Executive will be eligible to receive an annual bonus (the “Annual Bonus”), the terms and conditions of which shall be determined by the Board in its discretion, with a target Annual Bonus equal to 100% of Base Salary for such fiscal year (the “Target Bonus”) with a maximum possible Annual Bonus equal to 200% of Base Salary for such fiscal year, subject to adjustment from time to time in the Board’s discretion and the Executive’s continued employment with the Company through the applicable payment date for any such Annual Bonus.  Notwithstanding the foregoing, for fiscal year 2014, the Annual Bonus shall be no less than $550,000.  Annual Bonuses shall be paid as soon as practicable following the end of the fiscal year to which such Annual Bonus relates, and in any event no later than March 15 of the year following such fiscal year.  In the event that the Board, in its reasonable discretion, determines that there has been a material financial restatement due to fraud or ethical misconduct, the Company may recover the full amount of any Annual Bonus previously paid to the Executive.
(c)            During the Employment Period, the Executive shall be eligible to participate in equity and equity-based incentive plans and any other plans or programs of the Company as may be established by the Board from time to time, on a basis no less favorable than that of other senior executives of the Company and subject to the terms and conditions thereof, including the opportunity to receive grants of equity awards on an annual basis, subject to the review of the Committee.
(d)            Subject to the approval by the Committee, in accordance with the Company’s customary practice, on the first Friday following the Effective Date (the “Grant Date”), the Executive shall receive a one-time grant of  (i) 250,000 options to purchase common stock of the Company at a price per share not less than 100% of the fair market value as determined pursuant to the Higher One Holdings, Inc. Amended and Restated 2010 Equity Incentive Plan (the “2010 EIP”) of a share of common stock of the Company on the Grant Date (the “Sign-on Options”), and (ii) 125,000 shares of restricted stock subject to time-based vesting (the “Sign-on Restricted Stock Award”).  In consideration of the Executive’s forfeiture of equity awards of a prior employer held by him as a result of his employment with the Company, subject to approval by the Committee on the Grant Date, the Executive will also receive a one-time award of (i) 128,204 shares of restricted stock and (ii) $416,675 in cash, each subject to time-based vesting (the “Make-Whole Award”).  The Sign-on Options, the Sign-on Restricted Stock and the Make-Whole Award shall vest  in equal annual installments on each of the first, second and third anniversaries of the Grant Date and shall be subject to the terms and conditions of the 2010 EIP and the applicable grant agreements pursuant to which such Sign-On Options, Sign-on Restricted Stock Award and Make-Whole Award are granted, respectively.
(e)            During the Employment Period, the Executive and his eligible dependents shall be entitled to participate in all employee benefit plans, programs and policies of the Company, including without limitation the Company’s Long-Term Disability Plan, in accordance with the terms in effect from time to time and on a basis no less favorable than that of other senior executives of the Company.
(f)            The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures as may be in effect from time to time.

3.
The Company shall reimburse the Executive for his Reasonable Relocation Expenses upon the presentation of statements of such expenses and in accordance with the Company’s policies and procedures as may be in effect from time to time. For purposes of this Agreement, “Reasonable Relocation Expenses” shall mean the reasonable actual costs incurred for the Executive’s relocation from his current residence to the Executive’s Principal Place of Business, excluding costs related to sale or purchase of the Executive’s residence.

4.	Employment Period.
The Employment Period shall commence as of the April 16, 2014 (the “Effective Date”) and shall terminate on the third anniversary of the Effective Date, provided that on the third anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for an additional one-year period unless either party provides the other party with notice of non-renewal at least three (3) months before any such anniversary (the anniversary date on which the Employment Period terminates shall be referred to herein as the “Scheduled Termination Date”).  For the avoidance of doubt, non-renewal of the Agreement by the Company prior to any Scheduled Termination Date shall not constitute termination without Cause pursuant to Section 3(d).  Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):
5.	Death. The Executive’s employment hereunder shall terminate upon his death.
(a)            Disability.  The Company shall be entitled to terminate the Executive’s employment hereunder for Disability if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive has been unable, due to physical or mental illness or incapacity, to perform the essential duties of his employment with reasonable accommodation for a continuous period of ninety (90) days or an aggregate of one-hundred and eight (180) days in any twelve (12) month period.
(b)            Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean (i) a material breach by the Executive of any of the Executive’s obligations under any written agreement with the Company or any of its affiliates, (ii) a material violation by the Executive of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to employees at the Executive’s grade level, in each case, as they may be amended from time to time in the Company’s sole discretion; (iii) the material failure by the Executive to reasonably and substantially perform his or her duties to the Company or its affiliates (other than as a result of physical or mental illness or injury); (iv) the Executive’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its affiliates; (v) the Executive’s fraud or misappropriation of funds; or (vi) the commission by the Executive of a felony or other serious crime involving moral turpitude.
(c)            Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.
(d)            For Good Reason. The Executive may terminate this Agreement at any time upon sixty (60) days’ prior written notice to the Company (any such termination referenced in clauses (i) — (iv) below, unless the Executive shall have consented in writing thereto, constituting termination for “Good Reason”): (i) a material reduction in the Executive’s Base Salary, (ii) a material diminution of the Executive’s duties, responsibilities or positions as Chief Executive Officer of the Company, (iii) a relocation of the Executive’s primary work location to a location more than fifty (50) miles from the Principal Place of Business or (iv) the Company’s provision of a notice of  non-renewal of the Agreement as set forth above; provided that the Executive shall have delivered such written notice to the Company of his intention to terminate his employment hereunder for Good Reason within ninety (90) days following the occurrence of any of the events described in clauses (i) — (iv) above, which notice shall specify in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate his employment for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice.
(e)            Voluntarily.  The Executive may voluntarily terminate his employment hereunder (other than for Good Reason), provided that the Executive provides the Company with notice of his intent to terminate his employment at least thirty (30) days in advance of the Date of Termination (as defined in Section 4 below).

6.	Termination Procedure.
(a)            Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 13(a).
(b)            Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment, the date specified in the notice given pursuant to Section 3(f), which shall not be less than thirty (30) days after the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination; provided, that, the Company may terminate the Executive’s employment at any time for Cause.

7.	Termination Payments.
(a)            Without Cause or for Good Reason (other than a CIC Termination). In the event of the termination of the Executive’s employment during the Employment Period (i) by the Company without Cause, or (ii) by the Executive for Good Reason, in each case other than a CIC Termination described in Section 5(e), the Executive shall receive, in addition to any accrued but unpaid Base Salary and accrued but unused vacation through the Date of Termination (the “Accrued Amounts”), which Accrued Amounts shall be payable in a lump sum within thirty (30) days following the Date of Termination, an amount equal to one and one half times (1.5x) the sum of (A) the Executive’s then-current Base Salary and (B) the Executive’s Target Annual Bonus, payable in equal monthly installments over the eighteen (18) month period following the Date of Termination in accordance with the Company’s normal and customary payroll practices beginning on the 30th day following the Date of Termination.  In addition, during the eighteen (18) month period following the Date of Termination, the Company shall continue to provide medical and life insurance benefits to the Executive which are (and on terms which are) substantially similar to those provided generally to senior executives of the Company pursuant to such medical plan as may be in effect from time to time (or to reimburse the Executive for the after-tax cost thereof); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive health insurance benefits under another employer provided plan, the Executive is obligated to promptly notify the Company of any changes in his benefits coverage and the Company reimbursements described herein shall terminate (the “Continued Healthcare Benefit”). All equity and equity-based awards, including for this purpose, the Make-Whole Award, held by the Executive as of the Date of Termination, to the extent unvested, will continue to vest on the anniversary dates of grant in accordance with the terms of the original grant agreement, vested stock options held by the Executive as of the Date of Termination, if any, shall remain exercisable for the lesser of (i) one (1) year following the Date of Termination or (ii) the expiration date of the option, and stock options that vest after the Date of Termination shall remain exercisable for the lesser of (i) one (1) year following the vesting date or (ii) the expiration date of the option. The amounts paid and benefits received pursuant to this Section 5(a) are subject to and conditioned upon (i) the Executive executing a valid general release and waiver (in the form acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such waiver becoming effective on or before the thirtieth (30th) day following the Date of Termination, and (ii) the Executive’s compliance with the Restrictive Covenants provided in Sections 7 and 8 hereof (together, the “Conditions”). Except as provided in this Section 5(a), the Company shall have no additional obligations under this Agreement upon the Executive’s termination.
(b)            Death.  If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, the Company shall pay to the Executive’s estate, within thirty (30) days following the Date of Termination the Accrued Amounts. In addition, any outstanding equity and equity-based awards, including for this purpose, the Make-Whole Award, held by the Executive as of the Date of Termination, to the extent not vested, shall immediately and automatically vest in full as of the Date of Termination and vested stock options held by the Executive as of the Date of Termination, if any, shall remain exercisable for the lesser of (i) one (1) year following the Date of Termination or (ii) the expiration date of the option. Except as provided in this Section 5(b) the Company shall have no additional obligations under this Agreement upon the Executive’s termination.
(c)            Disability.  If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s Disability, the Company shall pay to the Executive, within thirty (30) days following the Date of Termination, the Accrued Amounts.  In addition, any outstanding equity and equity-based awards, including for this purpose, the Make-Whole Award, held by the Executive as of the Date of Termination, to the extent not vested, shall immediately and automatically vest in full as of the Date of Termination and vested stock options held by the Executive as of the Date of Termination, if any, shall remain exercisable for the lesser of (i) one year following the Date of Termination or (ii) the expiration date of the option. Except as provided in this Section 5(c) the Company shall have no additional obligations under this Agreement upon the Executive’s termination.
(d)            Cause or Voluntarily. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive other than for Good Reason or by reason of Retirement, the Company shall pay the Executive the Accrued Amounts within thirty (30) days following the Date of Termination and all outstanding equity and equity-based awards, including for this purpose, the Make-Whole Award, to the extent unvested on the Date of Termination, shall be immediately and automatically forfeited for no consideration.  Stock options held by the Executive, to the extent vested, shall remain exercisable for (i) thirty (30) days following the Date of Termination if by the Company for Cause or (ii) ninety (90) days following the Date of Termination if voluntarily by the Executive other than for Good Reason or by reason of Retirement and then expire immediately thereafter.  Except as provided in this Section 5(d) the Company shall have no additional obligations under this Agreement upon the Executive’s termination.
(e)            Change in Control Termination. In lieu of the payments and benefits described in Section 5(a) above, and subject to and conditioned upon the Executive satisfying the Conditions, in the event the Executive’s employment is terminated (i) by the Company without Cause or (ii) by the Executive for Good Reason, in each such case occurring within the twenty-four (24) month period following the occurrence of a Change in Control (such termination, a “CIC Termination”), the Executive shall be entitled to, in addition to the Accrued Amounts (which Accrued Amounts shall be paid within thirty (30) days of the Date of Termination), (i) an amount equal to two times (2x) the sum of (A) the Executive’s then-current Base Salary and (B) the Executive’s Target Annual Bonus, payable in a lump sum within forty (40) days following the date of such CIC Termination and (ii) the Continued Healthcare Benefit for a period of twenty-four (24) months following the Date of Termination.  In addition, any outstanding equity and equity-based awards, including for this purpose, the Make-Whole Award, held by the Executive as of the Date of Termination, to the extent not vested, shall immediately and automatically vest in full as of the Date of Termination and vested stock options held by the Executive as of the Date of Termination, if any, shall remain exercisable until the expiration date of the option. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the 2010 EIP, as in effect on the date hereof. Except as provided in this Section 5(e) the Company shall have no additional obligations under this Agreement upon the Executive’s termination.

8.
Retirement. If the Executive’s employment is terminated due to the Retirement of the Executive, the Company shall pay the Executive, within thirty (30) days following the Date of Termination, the Accrued Amounts. In addition, any outstanding equity and equity-based awards, including for this purpose, the Make-Whole Award, held by the Executive as of the Date of Termination, to the extent not vested, shall immediately and automatically vest in full as of the Date of Termination and vested stock options held by the Executive as of the Date of Termination, if any, shall remain exercisable until the expiration date of the option. For the purposes of this Agreement, “Retirement” shall mean a voluntary resignation by the Executive whose age as of the effective date of such voluntary resignation equals or exceeds sixty-five (65), subject to the Executive’s continued employment with the Company through the date of such resignation. Except as provided in this Section 5(f) the Company shall have no additional obligations under this Agreement upon the Executive’s termination.

9.	Legal Fees.
In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses.
10.	Non-Solicitation.
During the Employment Period and for eighteen (18) months thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or assist any other Person (as defined below) in soliciting any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or its affiliates), attempt to induce any such employee to leave the employ of the Company or its affiliates, or hire or engage on behalf of himself or any other Person any employee of the Company or anyone who was employed by the Company during the six (6) month period preceding such hiring or engagement.
11.	Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.
(a)            The Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.
(b)            The Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Employment Period and for some period of time thereafter.  Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of eighteen (18) months following the termination of the Employment Period for any reason, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services relating to, the Business (as defined below) for any Person that is engaged in, or otherwise competes or has a reasonable potential for competing with the Business, anywhere in which the Company or its subsidiaries engage in or intend to engage in the Business or where the Company or its subsidiaries’ customers are located (whether or not for compensation); provided that to the extent the services performed by the Executive for any such Person or otherwise are unrelated to the Business, he shall not be in violation of the terms of this Section 8(b).  For purposes of Sections 7 and 8, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof. For purposes of Sections 7 and 8, the “Business” shall mean the Company’s current and planned offering and provision of products and services to its higher education institution clients and customers.  Notwithstanding the foregoing, this Section 8(b) shall not apply in the event of a CIC Termination.
(c)            The Executive hereby agrees that upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any Confidential Information, including without limitation any business plans, contact lists, strategic plans or reports or other document (in whatever form) of the Company or its affiliates, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.
(d)            The Executive hereby agrees not to defame or disparage the Company, its affiliates and their officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives. The Company agrees not to, and to cause the directors and executive officers of the Company not to, defame or disparage the Executive.

12.	Injunctive Relief.
It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof.  In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond).  If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.  The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 and 8 hereof.
13.	Section 280G.
Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 10, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If Covered Payments are reduced, such Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero (0).
14.	Representations.
The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.
15.	Cooperation With Regard to Litigation.
There Executive hereby agrees that following termination of his employment with the Company, upon reasonable request from the Company, the Executive agrees to cooperate with the Company, by making himself available to testify on behalf of the Company and its affiliates, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and by providing assistance to the Company and its affiliates, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company and its affiliates, as may be reasonably requested.
16.	Miscellaneous.
(a)            Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:

Thomas Kavanaugh
Vice President and General Counsel
Higher One Holdings, Inc.
 115 Munson Street
New Haven, CT 06511

With a copy to:

Mary E. Alcock
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

If to the Executive:

At his most recent address shown on the payroll records of the Company or to such other address as any party hereto may designate by notice to the others.
(b)            This Agreement shall constitute the entire agreement among the parties hereto with respect to the matters set forth hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to such matters.
(c)            This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.
(d)            The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.
(e)            This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.
(f)            The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.
(g)            Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 13, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.
(h)            The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Employment Period” or like terms shall mean “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, U.S. Treasury Regulation Section 1.409A-1(h) or any successor provision thereto.  It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code.  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code; and if, as of the date of the “separation from service,” the Executive is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto), then with regard to any payment or the provision of any benefit that is subject to this Section 13(h) (whether under this Agreement, or pursuant to any other agreement with or plan, program, payroll practice of the Company) and is due upon or as a result of the Executive’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (ii) the date of the Executive’s death (the “Delay Period”) and this Agreement and each such agreement, plan, program, or payroll practice shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13(h) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Executive shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.
(i)            This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to its principles of conflicts of law.
(j)            This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.
(k)            The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
* * * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HIGHER ONE HOLDINGS, INC.

/s/ Miles Lasater
Name:  Miles Lasater
 Title:    Chairman

/s/ Marc Sheinbaum
Marc Sheinbaum